Exhibit 99.1
For Immediate Release
ITC HOLDINGS REPORTS 2009 SECOND QUARTER
EARNINGS INCREASE OF 7.4 PERCENT OVER 2008;
RAISES 2009 EPS AND CAPITAL EXPENDITURE GUIDANCE
     Highlights
•	Net income for the second quarter of $30.8 million, or $0.61 per diluted common share

•	Net income for the six months ended June 30, 2009 of $59.5 million, or $1.17 per diluted common share

•	Capital investments of $200.4 million for the six months ended June 30, 2009

•	2009 EPS guidance range increased to $2.32 to $2.42 per diluted common share and 2009 capital expenditure guidance increased to $300 million to $345 million

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2009	2008	2009	2008
OPERATING REVENUES	$157,238	$160,616	$313,179	$302,530
NET INCOME	$30,793	$28,661	$59,518	$54,182
DILUTED EPS (1)	$0.61	$0.57	$1.17	$1.09
NOVI, Mich., July 29, 2009 — ITC Holdings Corp. (NYSE: ITC) today announced its second quarter and year-to-date results for the period ended June 30, 2009. Net income for the quarter was $30.8 million, or $0.61 per diluted common share, compared to $28.7 million, or $0.57 per diluted common share for the second quarter of 2008. Net income for the six months ended June 30, 2009 was $59.5 million, or $1.17 per diluted common share, compared to $54.2 million, or $1.09 per diluted common share for the same period last year.
“ITC experienced another quarter of strong operational and financial performance,” said Joseph L. Welch, chairman, president and CEO of ITC. “Our earnings growth continues to be driven by our investments in our transmission systems which provide substantial customer benefits, such as enhanced reliability, enabling the interconnection of new renewable resources, lower system losses and reduced congestion.”
For the six months ended June 30, 2009, ITCTransmission, METC and ITC Midwest’s investments in their transmission systems were $42.1 million, $82.5 million and $75.8 million, respectively.
Reported net income for the second quarter of 2009 increased $2.1 million, or $0.04 per diluted common share compared to the same period in 2008. For the six months ended June 30, 2009, net income increased $5.3 million, or $0.08 per diluted common share, compared to the same period in 2008. Key drivers that contributed to these results include:

•	Increases in net income in both the second quarter and year-to-date amounts primarily due to higher rate base at ITCTransmission, METC and ITC Midwest.

•	These increases were partially offset by higher non-recoverable G&A expenses, including development expenses at ITC Great Plains, ITC Grid Development and Green Power Express and, in the second quarter, higher interest expense.
2009 Guidance
For 2009, ITC has increased expected full year earnings per diluted common share to a range of $2.32 to $2.42. The increase is primarily due to an increase in expected 2009 capital expenditures at ITC Midwest from $90-110 million to $120-130 million and the impact of recognizing $8.4 million of regulatory assets in July 2009 at ITC Great Plains for start-up, development and pre-construction costs which has the effect of reversing costs that were previously expensed. The increases in earnings per share guidance are partially offset by the impact of adopting Financial Accounting Standards Board Staff Position No. EITF 03-6-1(1), which was not reflected in the original earnings guidance.
Capital investments for 2009 are now expected to be approximately $300-$345 million, including $70-$85 million, $110-$130 million and $120-$130 million for ITCTransmission, METC and ITC Midwest, respectively.
The table below identifies the impacts on diluted EPS guidance for 2009.
EPS Guidance

	Low		High
Previous Guidance	$2.20	—	$2.30
Impact of Updated Capital Guidance	0.03	—	0.04

Subtotal	2.23	—	2.34
Recognition of ITC Great Plains Regulatory Asset 2009 Expenses		0.03
Pre-2009 Incurred Expenses		0.08

		0.11

Impact of EITF 03-6-1(1)	(0.02)	—	(0.03)

Updated 2009 Guidance	$2.32	—	$2.42

Second Quarter 2009 Financial Results Detail
ITC’s operating revenues for the quarter decreased to $157.2 million from $160.6 million last year. Network and regional cost sharing revenues reflect increases due to the impacts of higher rate base in the quarter, but these increases were more than offset by reductions in net revenue requirements primarily due to expense mitigation efforts and the reductions to operating expenses resulting from higher expense capitalization. In addition, point-to-point and control and dispatch revenues decreased due to fewer point to point reservations and lower network peak load at ITCTransmission.
Operation & maintenance (O&M) expenses of $21.9 million were $11.0 million lower during the second quarter of 2009 compared to the same period in 2008. O&M expenses decreased by $4.2 million due to lower vegetation management expenses and $2.5 million due to lower tower painting, overhead structure maintenance and field operations and training expenses. Additionally, there was a $1.1 million decrease due to lower emergency station expenses at ITC Midwest that resulted from the 2008 floods in Iowa. O&M expenses also decreased by $2.1 million as a result of higher capitalization of O&M expenses in the second quarter of 2009 compared to the same period in 2008.
General and administrative (G&A) expenses of $20.3 million were $1.1 million lower during the second quarter of 2009 compared to the same period in 2008. G&A expenses decreased by $2.6 million due to lower business expenses primarily for information technology support and professional advisory and consulting services. In addition, there was a $3.1 million decrease as a result of higher capitalization of G&A expenses in the quarter. Partially offsetting these decreases were higher compensation and benefit related expenses of $3.3 million due in part to personnel additions and other benefit costs. G&A expenses also include $2.2 million of development costs at ITC Grid Development and its subsidiaries which were $1.2 million higher than the same period in 2008 as a result of increased development activities.
Depreciation and amortization expenses increased by $2.7 million during the second quarter of 2009 compared to the same period in 2008 due primarily to a higher depreciable asset base resulting from property, plant and equipment additions.
Interest expense increased for the three months ended June 30, 2009 compared to the same period in 2008 due primarily to additional interest expense associated with the December 2008 issuances of METC’s $50.0 million Senior Secured Notes and ITC Midwest’s $40.0 million and $35.0 million First Mortgage Bonds, Series B and Series C, respectively.
The effective income tax rate for the three months ended June 30, 2009 was 37.7 percent compared to 38.1 percent in the second quarter of 2008.
Second Quarter Year-To-Date 2009 Financial Results Detail
ITC’s operating revenues for the six months ended June 30, 2009 increased to $313.2 million from $302.5 million last year. Network and regional cost sharing revenues increased due primarily to higher rate base resulting from higher balances of in-service property, plant and equipment and more capital projects being eligible for regional cost sharing under the Midwest ISO’s tariff. These increases were partially offset by decreases in revenue requirements due to expense mitigation efforts and other reductions to operating expenses as a result of higher expense capitalization. Point-to-point and control and dispatch revenues decreased in the quarter due to fewer point to point reservations and lower network peak load at ITCTransmission. In addition, other revenues decreased due primarily to the elimination of ancillary service revenues as a result of the establishment of the Midwest ISO ancillary service market in January 2009.
O&M expenses of $45.7 million were $8.7 million lower in the first six months of 2009 compared to the same period in 2008. O&M expenses decreased by $3.3 million due to lower vegetation management expenses and $2.8 million due to lower tower painting, overhead structure and field operations and training expenses. Additionally, there was a $1.1 million decrease due to lower emergency station expenses at ITC Midwest that resulted from the 2008 floods in Iowa. O&M expenses also decreased by $3.4 million as a result of higher capitalization of O&M expenses in the period compared to the same period in 2008. These decreases were partially offset by higher information technology maintenance expenses of $2.1 million due in part to additional operating control room software and expanded financial systems and the additional labor to support those systems.
G&A expenses of $40.1 million for June year-to-date 2009 were $0.8 million higher than the same period in 2008. G&A expenses increased by $1.4 million due to higher professional advisory and consulting services and $2.8 million due to higher compensation expenses primarily resulting from personnel additions and other benefit costs. G&A expenses in the June year-to-date period include $5.1 million of development costs at ITC Grid Development and its subsidiaries which were $3.3 million higher than the same period in 2008 as a result of increased development activities.

Partially offsetting these increases were lower expenses of $5.8 million as a result of higher capitalization of G&A expenses in 2009 and $0.8 million due to lower business expenses primarily for insurance expense and information technology support, resulting from our expense mitigation efforts.
Depreciation and amortization expenses increased by $7.0 million during the six months ended June 30, 2009 compared to the same period in 2008 due primarily to a higher depreciable asset base resulting from property, plant and equipment additions.
Interest expense increased in the first six months of 2009 compared to the same period in 2008 due primarily to additional interest expense associated with the April 2008 issuance of ITCTransmission‘s $100.0 million First Mortgage Bonds, Series D and the December 2008 issuances of METC’s $50.0 million Senior Secured Notes and ITC Midwest’s $40.0 million and $35.0 million First Mortgage Bonds, Series B and Series C, respectively. Interest expense also increased due to the additional interest expense associated with ITC Holdings’ two year Term Loan Agreement, an unguaranteed, unsecured $100.0 million term facility, under which the entire $100.0 million was drawn at closing in April 2009.
The effective income tax rate for the six months ended June 30, 2009 was 37.4 percent compared to 38.1 percent in 2008.
Second Quarter Conference Call
ITC will conduct a conference call to discuss second quarter and year-to-date 2009 earnings results at 11:00 a.m. ET on July 30, 2009. Joseph L. Welch, chairman, president and CEO, will provide a business overview and Cameron M. Bready, senior vice president, treasurer and CFO, will discuss the financial results of the second quarter and first six months of 2009. Individuals wishing to participate in the conference call may dial toll-free (877) 419-6596 (domestic) or (719) 325-4902 (international); there is no passcode. The conference call replay, available through August 13, 2009 can be accessed by dialing toll-free (888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 7604250. Investors, the news media and the public may listen to a live internet broadcast of the meeting at http://investor.itc-holdings.com. The webcast also will be archived on the ITC website at http://investor.itc-holdings.com.
Other Available Information
More detail about the 2009 second quarter results may be found in ITC’s Form 10-Q filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-Q can be found at our website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone listings below.
About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, improve access to markets, and lower the overall cost of delivered energy. ITC is the largest independent electricity transmission company in the country. Through its subsidiaries, ITCTransmission, Michigan Electric Transmission Company, LLC (METC) and ITC Midwest LLC, ITC operates regulated, high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois and Missouri serving a combined peak load in excess of 25,000 megawatts. ITC is also focused on new areas where significant transmission system improvements are needed through subsidiaries ITC Grid Development, ITC Great Plains and ITC Panhandle Transmission. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates”, “believes”, “intends”, “estimates”, “expects”, “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.
Investor/Analyst contact: Pat Wenzel (248.946.3570, pwenzel@itc-holdings.com)
Media contact: Cheryl Eberwein (248-767-1068, ceberwein@itctransco.com)

[1]	During 2009, ITC adopted Financial Accounting Standards Board Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). The retroactive application required under FSP EITF 03-6-1 resulted in a decrease in basic earnings per share by $0.02 per share and dilutive earnings per share by $0.01 per share as compared to the earnings per share calculation used and disclosed for the six months ended June 30, 2008. The retroactive application of the provisions of FSP EITF 03-6-1 did not result in a change to the basic and dilutive earnings per share amounts disclosed for the three months ended June 30, 2008.

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2009	2008	2009	2008
OPERATING REVENUES	$157,238	$160,616	$313,179	$302,530

OPERATING EXPENSES

Operation and maintenance	21,919	32,902	45,660	54,357
General and administrative	20,253	21,361	40,146	39,343
Depreciation and amortization	26,187	23,446	52,735	45,770
Taxes other than income taxes	10,612	10,313	21,710	21,198
Other operating income and expense — net	—	(1,445)	—	(1,445)

Total operating expenses	78,971	86,577	160,251	159,223

OPERATING INCOME	78,267	74,039	152,928	143,307

OTHER EXPENSES (INCOME)

Interest expense	32,661	29,946	64,254	60,716
Allowance for equity funds used during construction	(3,232)	(2,284)	(5,998)	(5,380)
Other income	(1,065)	(552)	(1,391)	(1,062)
Other expense	463	597	970	1,434

Total other expenses (income)	28,827	27,707	57,835	55,708

INCOME BEFORE INCOME TAXES	49,440	46,332	95,093	87,599

INCOME TAX PROVISION	18,647	17,671	35,575	33,417

NET INCOME	$30,793	$28,661	$59,518	$54,182

Basic earnings per common share	$0.62	$0.58	$1.19	$1.11
Diluted earnings per common share	$0.61	$0.57	$1.17	$1.09

Dividends declared per common share	$0.305	$0.290	$0.610	$0.580

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	June 30,	December 31,
(in thousands, except share data)	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$61,382	$58,110
Accounts receivable	81,848	57,638
Inventory	29,057	25,077
Deferred income taxes	9,727	—
Regulatory assets- Attachment O revenue accrual (including accrued interest of $2,133 and $1,637, respectively)	52,575	22,301
Other	5,572	4,147

Total current assets	240,161	167,273

Property, plant and equipment (net of accumulated depreciation and amortization of $963,013 and $925,890, respectively)	2,464,097	2,304,386
Other assets
Goodwill	951,319	951,319
Intangible assets (net of accumulated amortization of $7,562 and $6,050, respectively)	50,845	52,357
Regulatory assets- Attachment O revenue accrual (including accrued interest of $1,042 and $1,512, respectively)	57,129	81,643
Regulatory assets- Acquisition adjustments (net of accumulated amortization of $25,087 and $22,393, respectively)	77,971	80,665
Other regulatory assets	41,093	39,848
Deferred financing fees (net of accumulated amortization of $8,038 and $8,048, respectively)	21,915	21,410
Other	26,393	15,664

Total other assets	1,226,665	1,242,906

TOTAL ASSETS	$3,930,923	$3,714,565

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$61,441	$79,403
Accrued payroll	8,077	10,331
Accrued interest	37,693	37,779
Accrued taxes	25,347	18,104
Deferred income taxes	—	6,476
Refundable deposits from generators for transmission network upgrades	24,004	8,701
Other	2,037	5,384

Total current liabilities	158,599	166,178

Accrued pension and postretirement liabilities	27,262	24,295
Deferred income taxes	199,364	144,889
Regulatory liabilities	200,636	196,656
Other	19,778	5,231
Long-term debt	2,360,820	2,248,253
Commitments and contingent liabilities

STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 49,953,791 and 49,654,518 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	854,875	848,624
Retained earnings	110,385	81,268
Accumulated other comprehensive loss	(796)	(829)

Total stockholders’ equity	964,464	929,063

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,930,923	$3,714,565

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended
	June 30,
(in thousands)	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$59,518	$54,182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	52,735	45,770
Attachment O revenue accrual and deferral — including accrued interest	(16,240)	(51,946)
Deferred income tax expense	34,902	32,564
Allowance for equity funds used during construction	(5,998)	(5,380)
Other	4,955	4,860
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(22,510)	(13,623)
Inventory	(6,822)	1,783
Regulatory assets- Attachment O revenue accrual including accrued interest	11,423	—
Other current assets	(1,425)	(2,358)
Accounts payable	(10,094)	15,969
Accrued payroll	(1,990)	(1,348)
Accrued interest	(86)	14,882
Accrued taxes	7,239	7,582
Other current liabilities	(3,353)	(154)
Other non-current assets and liabilities, net	6,162	(1,639)

Net cash provided by operating activities	108,416	101,144

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(213,927)	(193,793)
Other	(289)	464

Net cash used in investing activities	(214,216)	(193,329)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	100,000	657,782
Repayment of long-term debt	—	(765,000)
Borrowings under revolving credit agreements	276,218	282,500
Repayments of revolving credit agreements	(263,817)	(353,200)
Issuance of common stock	1,632	309,427
Common stock issuance costs	—	(755)
Dividends on common stock	(30,394)	(28,662)
Refundable deposits from generators for transmission network upgrades	29,633	6,286
Repayment of refundable deposits from generators for transmission network upgrades	(2,291)	—
Debt issuance costs	(1,909)	(5,409)

Net cash provided by financing activities	109,072	102,969

NET INCREASE IN CASH AND CASH EQUIVALENTS	3,272	10,784

CASH AND CASH EQUIVALENTS — Beginning of period	58,110	2,616

CASH AND CASH EQUIVALENTS — End of period	$61,382	$13,400